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                          INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 25 to Registration Statement under the Securities Act of 1933, filed under Registration Statement No. 033-12608 of our report dated September 14, 1998, relating to The HighMark Funds, including Diversified Money Market Fund, U.S. Government Money Market Fund, 100% U.S. Treasury Money Market Fund, California Tax-Free Money Market Fund, Bond Fund, Income Equity Fund, Intermediate-Term Bond Fund, California Intermediate Tax-Free Bond Fund, Convertible Securities Fund, Government Securities Fund, Value Momentum Fund, Blue Chip Growth Fund, Emerging Growth Fund, International Equity Fund, Balanced Fund, and Growth Fund, incorporated by reference in such Registration Statement and to the references to us under the headings "Financial Highlights" and "Auditors" in such Registration Statement.



DELOITTE & TOUCHE LLP

San Francisco, California

November 24, 1998